ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) dated September 22, 2010, is made by and among GSA International Group LTD. (“GSAI”), its wholly owned subsidiary, GSA Capital LLC (“GSA Capital”),  and ARCIS Energy, Inc. (“ARCIS”):

W I T N E S S E T H

WHEREAS, Premier Investment Group, Inc. (“PREMI”), GSAI and GSA Capital have entered into a Joint Venture Agreement (the “JV Agreement”), dated April 27, 2010, forming a joint venture among them (the “JV”) and providing that PREMI will fund a Euro 1,000,000,000 deposit to collateralize letters of credit to finance the trading of physical commodities and that each item of income, gain, loss, deduction (net of costs and expenses associated with JV transactions) will be split with 25% allocated to PREMI and/or its assigns and 75% allocated to GSAI and/or its assigns;

WHEREAS, ARCIS desires to become part of a corporate group whose stock may be legally traded in the United States on the open market, whether on an exchange or over-the-counter;

WHEREAS, towards this end, ARCIS and its sole shareholder, GSA International Group, Inc. (“GSA”), have entered into a Stock Purchase Agreement (the “SPA”), dated September   , 2010, with Mountain Renewables Inc. (“MR”) whereby GSA will exchange all of the common stock of ARCIS for 11,000,000 shares of MR;

WHEREAS, a material condition of the SPA is that certain agreements be in the name of ARCIS prior to the closing; and

WHEREAS, GSAI, GSA Capital and ARCIS recognize that the benefit that they will receive from ARCIS becoming a part of the publicly traded MR group constitutes good and sufficient consideration for both parties to enter into this Agreement.

NOW THEREFORE, for and in consideration of the mutual premises contained herein, the parties hereto covenant and agree as follows:

1.	GSAI and GSA Capital hereby assign, transfer and set over to ARCIS all rights, title and interest held by GSAI and GSA Capital in the JV Agreement.

2.
ARCIS hereby assumes and agrees to perform all the remaining and executory obligations of GSAI and GSA Capital and agrees to indemnify and hold GSAI and GSA Capital harmless from any claim or demand resulting from non-performance by ARCIS.

3.	ARCIS is entitled to the 75% share of each item of income, gain, loss, deduction (net of costs and expenses associated with JV transactions) of the JV as the assignee of GSAI.

4.	GSAI and GSA Capital warrant and represent that:

•	the JV Agreement is in full force and effect and is fully assignable with the consent of PREMI, as provided below;

•	the JV Agreement is without modification, and remains on the terms contained therein; and

•	they have the full right and authority to transfer said JV Agreement (with the consent of PREMI) and that said contract rights herein transferred are free of lien, encumbrance or adverse claim.

5.
This Agreement and the related Consent shall become effective as of the date last executed and shall be binding upon and inure to the benefit of GSAI, GSA Capital, ARCIS and PREMI and their successors and assigns.

6.
This Agreement and the related Consent may be executed in counterparts (and may include facsimile or e-mail signatures), each of which will be deemed an original, but all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

GSA INTERNATIONAL GROUP LTD.	GSA CAPITAL LLC

By /s/ Robert Di Marco	By: /s/ Robert Di Marco
Name: Robert Di Marco	Name: Robert Di Marco
Title: CEO	Title: Managing Member
Date: 9/8/10	Date: 9/8/10

ARCIS ENERGY, INC. By /s/ Robert Di Marco Name: Robert Di Marco Title: President Date: 9/8/10

CONSENT

Premier Investment Group, Inc. hereby consents to the assignment of the JV Agreement, affirming that no modification is made or intended, except that ARCIS Energy, Inc. is now and hereafter ARCIS is substituted for GSA International Group LTD. and GSA Capital LLC.

PREMIER INVESTMENT GROUP, INC.

By /s/ Nagy G. Shehata
Name: Nagy G. Shehata
Title: President/CEO
Date: September 8, 2010